Exhibit 10.18

United Technologies Corporation
Long-Term Incentive Plan
Stock Appreciation Right
Schedule of Terms
(Rev. January 2016)

This Schedule of Terms describes the material features of the recipient’s Stock Appreciation Right Award (the “SAR Award” or the “Award”) granted under the United Technologies Corporation Long-Term Incentive Plan as amended and restated effective April 28, 2014 (the “LTIP”). The Award is subject to this Schedule of Terms and the terms, definitions, and provisions of the

LTIP. The LTIP Prospectus contains detailed information about the LTIP and this Award.
Stock Appreciation Right Award
A Stock Appreciation Right (a “SAR”) provides the recipient with the right to the appreciation in the Common Stock of United Technologies Corporation (the “Common Stock”) measured from the date of grant to the date of exercise. SARs are generally exercisable if the recipient remains employed by the Company on the vesting date in accordance with the vesting schedule set forth on the Award Statement (see “Vesting” below.) “Company” means United Technologies Corporation (the “Corporation”), and its subsidiaries, divisions and affiliates.
Acknowledgement and Acceptance of Award
The number of SARs awarded and the SAR grant price are set forth in the Award Statement. The recipient must affirmatively acknowledge and accept the terms and conditions of the SAR Award or the Award will be forfeited.
Recipients must acknowledge and accept the terms and conditions of this SAR Award electronically via the UBS One Source website at www.ubs.com/onesource/UTX. Recipients have 150 days from the date of grant to acknowledge and to accept the Award.
Recipients based in certain countries must acknowledge and accept the terms and conditions of this SAR Award by signing and returning the designated portion of the Award Statement to the Stock Plan Administrator within 150 days from the date of grant. These countries include Russia, Turkey, Hungary, Slovenia, and Ukraine.
Exercise Price (or “Grant Price”)
The Grant Price represents the Fair Market Value of the Corporation’s Common Stock on the date of grant. Fair Market Value means, as of any given date, the closing price of the Corporation’s Common Stock on the New York Stock Exchange.
Vesting and Expiration
The vesting and expiration dates are each set forth in the Award Statement. SARs may be exercised on or after the vesting date until the earlier of the:
(i) Expiration date specified in the Award Statement, at which time the SARs and all associated rights lapse; or
(ii) Last day permitted following termination of employment as specified in “Termination of Employment” on page 3.
In the event of certain types of misconduct, Awards may be forfeited, including vested Awards and gains realized from prior exercises. See “Forfeiture of Award” on page 4.
No shareowner rights
A SAR is the right to the appreciation in Common Stock, subject to continued employment. The holder of a SAR has no voting, dividend or other rights accorded to owners of Common Stock.
Exercise and Payment
While employed by the Company, SARs may be exercised on or after the vesting date until the expiration date using the method prescribed by the Corporation. Unexercised SARs will expire without value on the expiration date. The gross value realized upon the exercise of a SAR will equal the difference between the price at the time of exercise, and the Grant Price. The recipient will generally receive shares of Common Stock upon exercise. SARs may be paid in a cash equivalent value where local law restricts the distribution of Common Stock.
It is the responsibility of the recipient, or a designated representative, to track the expiration of the Award and exercise SARs in a timely manner. The Company assumes no responsibility for and will make no adjustments with respect to SARs that expire unexercised. Any communication from the Plan Administrator or the Company to the recipient with respect to expiration is provided as a courtesy only.

Termination of Employment
If the recipient terminates employment for any reason other than death, Disability, or Retirement (including “Rule of 65,” detailed below), unvested SARs will be cancelled as of the termination date.
Retirement. The recipient is eligible for Retirement under this Award if the recipient terminates by reason of Normal Retirement or Early Retirement as provided below:

(i)	“Normal Retirement” means termination on or after age 65;

(ii)	“Early Retirement” means termination on or after:

(a)	Age 55 with 10 or more years of continuous service as of the date of termination; or

(b)	Age 50, but before age 55, and the sum of age and continuous service adds up to 65 or more (“Rule of 65”).

Upon Normal Retirement, SARs held for more than one year will immediately vest and become exercisable. Vested SARs may be exercised until the expiration of their term.
Upon Early Retirement on or after age 55, unvested SARs held for more than one year will immediately vest and become exercisable. Provided the Company consents to the recipient’s Retirement, vested SARs may be exercised until the expiration of their term. Otherwise, vested SARs may be exercised for three years following the date of termination or until the expiration of the SAR, whichever is earlier.
Upon Early Retirement prior to age 55, unvested SARs held for more than one year will immediately vest and become exercisable. Provided the Company consents to the recipient’s Retirement, vested SARs may be exercised for five years following the date of termination or until the expiration of the Option, whichever is earlier. Otherwise, vested SARs may be exercised for three years following the date of termination or until the expiration of the Option, whichever is earlier.
The Company’s consent to the Retirement will be at the sole discretion of the Company based on its ability to effectively transition the recipient’s responsibilities as of the termination date and such other factors as it may deem appropriate.
In all cases, SARs held for less than one year as of the termination date will be cancelled without value.
Service used to determine eligibility for Retirement will be based on “Continuous Service” as defined in the UTC Employee Retirement Plan.
Termination. All unvested SARs are cancelled as of the termination date.
If voluntary termination occurs before Retirement, vested SARs may be exercised for up to 90 days (or until the expiration of the SAR, if earlier) from the date employment with UTC is terminated.
If involuntary termination occurs, for reasons other than Termination of Employment for Cause, before Retirement, vested SARs may be exercised for up to one year (or until the expiration of the SAR, if earlier) from the date of such involuntary termination.
Disability. If employment terminates by reason of Disability, vested SARs may be exercised for up to three years from the date of termination (or until the expiration of the SAR, if earlier). Unvested SARs will remain eligible to vest as scheduled and may then be exercised for three years following the vesting date.
Death. Upon a recipient’s death, all unvested SARs immediately vest. A recipient’s estate will have three years from the date of death (or until the expiration of the SAR, if earlier) to exercise all outstanding SARs, provided however, that if a SAR expires prior to the expiration of the three year extension period, the SAR will be deemed to be exercised by the recipient’s estate as of the SAR expiration date with net proceeds held for distribution to the estate.
Different tax rules may apply when the estate or heir exercises the deceased employee’s SARs. A personal tax or financial advisor should be consulted under this scenario.
Rehire. If the recipient terminates employment and is then rehired by the Company before the end of the 90 day period immediately following the date of termination, unexercised vested SARs and unvested SARs that were cancelled because of the termination of employment will be reinstated. Unexercised SARs that received accelerated vesting at termination will be subject to the original vesting schedule upon rehire. If the recipient is rehired by the Company after the 90-day period immediately following the date of termination, the recipient will be treated as a new employee and cancelled SARs will not be reinstated.
Forfeiture of Award
SARs, whether or not vested, shall be forfeited and the recipient will be obligated to repay the gains realized from the exercise of SARs under the following circumstances:

(i)	Termination of Employment for Cause;

(ii)	A restatement of financial results attributable to the recipient’s actions, whether intentional or negligent;
(iii) If within three years following any Termination of Employment, the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) or the Company determines that the recipient engaged in conduct that would have constituted the basis for a Termination of Employment for Cause;

(iv)	If at any time during the twenty-four month period immediately following any Termination of Employment, the recipient:

(A)
Solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Company (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or

(B)
Disparages the Company, its executives, directors or products; directly or indirectly, in any capacity or manner, makes any statement of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or discloses any items of information which, in either case are or may reasonably be construed to be derogatory, critical or adverse to the interests of the Company; or

(v)
If at any time during the twelve-month period following any Termination of Employment, the recipient becomes employed by, consults for, or otherwise renders services to any business entity or person (i) engaged in activities that compete with the Corporation or the business unit that employed the recipient, or (ii) that is a material customer of or a material supplier to the Corporation or the business unit, unless the recipient has first obtained the consent of the Executive Vice President & CHRO. A recipient shall be deemed to have been employed by each business unit that employed the recipient within the two-year period immediately prior to the date of the Termination of Employment. The recipient agrees that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Recipient acknowledges that this Award shall constitute compensation in satisfaction of this covenant.

Adjustments
If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of SARs (and, if applicable, the exercise price) will be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, as the Committee determines to be necessary or appro-priate to prevent an increase or decrease in the value of SARs relative to Common Stock or the dilution or enlargement of the rights of recipients.
Change-in-Control
In the event of a Change-in-Control or restructuring of the Company, the Committee may (in its sole discretion) take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Award recipients. Such actions may include the acceleration of the vesting date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

Awards Not to Affect or Be Affected by Certain Transactions
SAR Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) Any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) Any merger or consolidation of the Corporation; (c) Any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) The dissolution or liquidation of the Corporation; (e) Any sale or transfer of all or any part of its assets or business; or (f) Any other corporate act or proceeding.
Taxes / Withholding
Recipient is responsible for all income taxes, social insurance, payroll tax, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The Company shall take such steps as are appropriate to satisfy the obligations with regard to Tax-Related Items. The Company shall have the right to deduct directly from any payment or delivery of shares due to recipient or from recipient’s regular compensation to effect compliance with all Tax-Related Items including withholding and reporting with respect to the exercise of any SAR. Acceptance of an Award constitutes affirmative consent by recipient to such withholding. Recipient acknowledges that the ultimate liability for all Tax-Related Items is and remains recipient’s responsibility and may exceed the amount actually withheld by the Company. Further, if recipient has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, recipient acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, recipients must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, recipient shall pay the Company any amount of Tax-Related Items that Company is required to account for. The Company may refuse to distribute an Award if Recipient fails to comply with his or her obligations in connection with Tax-Related Items.
Vesting / Taxes Due If recipient is subject to tax in the U.S., the value of the Award as of the Vesting Date will be subject to FICA withholding in that same calendar year. If recipient is responsible for a Tax-Related Item in a country outside the U.S. (“Foreign Country”) and if pursuant to the rules regarding such Tax-Related Item in such Foreign Country, recipient will be liable for such Tax-Related Item prior to the date that recipient is issued shares pursuant to this Award, the Committee, in its discretion, may accelerate vesting and settlement of a portion of the Award to the extent necessary to pay the foreign Tax-Related Items due (and any applicable U.S. income taxes due as a result of the acceleration of vesting and settlement) but only if such acceleration does not result in taxation under Section 409A (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xi)).
Nonassignability
Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a recipient in any SAR, whether voluntary or involuntary, by operation of law or otherwise, will be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any PSU Award shall confer upon any recipient the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment or service of such recipient at any time for any reason.
Administration

Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee’s decision on any matter related to an Award shall be binding and conclusive. Under the LTIP, subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant Awards, and has further delegated the authority to administer and interpret Awards to the Executive Vice President & CHRO, and to such subordinates as he or she may further delegate. Awards to employees of the Company who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Company’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.
Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third party administrators within or outside the country in which the recipient resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements.
Government Contract Compliance
The Company’s Policy on “Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.
Interpretations
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LTIP. This Schedule of Terms and each Award Statement are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Award Statement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Statement shall be determined by the Committee or its delegate, and such determination shall be final and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms and the Award Statement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the Plan or Awards and requests for Plan documents shall be directed to:
    Stock Plan Administrator
stockoptionplans@utc.com

OR
United Technologies Corporation
Attn: Stock Plan Administrator
4 Farm Springs
Farmington, CT 06032

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the recipient’s email address or physical address on record. It is the responsibility of the recipient to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.